PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED FEBRUARY 9, 2000)

                              COMMSCOPE, INC.

       $172,500,000 of 4% Convertible Subordinated Notes due 2006 and 3,579,581 Shares of Common Stock Issuable upon Conversion of the Notes

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          This prospectus supplement no. 3 supplements and amends the prospectus dated February 9, 2000, as amended by prospectus supplement no. 1 dated February 22, 2000 and prospectus supplement no. 2 dated March 1, 2000, relating to the 4% Convertible Subordinated Notes due December 15, 2006 of CommScope, Inc., a Delaware corporation, held by certain securityholders who may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

                     ADDITIONAL SELLING SECURITYHOLDERS

          The following represents an addendum to the table of selling securityholders appearing on pages 52-58 of the prospectus, as supplemented and amended:

                                                                       COMMON      COMMON
                                                       PRINCIPAL        STOCK       STOCK
                        NAME                             AMOUNT       ISSUABLE      OWNED
                        ----                             ------       --------      -----

CIBC World Markets International Arbitrage Corp.      $4,000,000       83,004        --
GLG Global Convertible Fund                            5,525,000      114,650        --
GLG Global Convertible UCITS Fund                        975,000       20,232        --
Merrill Lynch Pierce, Fenner & Smith, Inc.             1,017,000       21,103        --

          In addition, the prospectus, as supplemented and amended, is hereby further amended as follows:

1.        The deletion on p. 53 of:

          "Coua Bond - Debenture Fund        600,000        12,450         --"

and the substitution therefor of:

          "Cova Bond - Debenture Fund        600,000        12,450         --"

2.        The deletion on p. 58 of:

          "None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years except that Merrill Lynch Pierce Fenner & Smith was an initial purchaser."

and the substitution therefor of:

          "None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years except that each of Merrill Lynch Pierce Fenner & Smith and CIBC World Markets were initial purchasers."

          The prospectus, together with prospectus supplement no. 1, prospectus supplement no. 2, and this prospectus supplement no. 3, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended).

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          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 13, 2000